Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Year-End 2013 Financial Results, Provides 2014 Financial Outlook

15% Increase in Full-Year Test Volume; 21% Increase in 4th Quarter Test Volume

11% Increase in Full-Year Revenue; 14% Increase in 4th Quarter Revenue

In-Licensing Agreement with Almac Group Resulted in Incremental $9 Million Expense in the 4th Quarter

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  February 4, 2014 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter and year ended December 31, 2013.

Product revenue was $67.1 million in the fourth quarter of 2013, compared with $60.0 million for the fourth quarter of 2012, an increase of 12 percent.  Total revenue for the fourth quarter of 2013 increased to $68.8 million, compared with $60.4 million in the fourth quarter of 2012, an increase of 14 percent.

Product revenue was $259.2 million for the full-year 2013, compared with $233.5 million in 2012, an increase of 11 percent.  Total revenue for the year ended December 31, 2013 increased to $261.6 million, compared with $235.2 million in 2012, an increase of 11 percent.  Contract revenue comprised the balance of total revenue for each of these periods.

International product revenue increased by 16 percent to $10.1 million compared to the same period in 2012, and represented 15 percent of product revenue in the fourth quarter of 2013.

Net loss was $9.4 million for the fourth quarter of 2013, compared with net income of $2.0 million in the fourth quarter of 2012, and includes the up-front payment of $9.0 million for the Almac in-licensing agreement.  Excluding the Almac payment, the net loss for the fourth quarter was $0.4 million.

Net loss was $12.8 million for the year ended December 31, 2013, compared with net income of $8.2 million for the year ended December 31, 2012.

Basic and diluted net loss per share applicable to common stockholders was $0.30 for the fourth quarter of 2013, compared with a basic and diluted net income per share of $0.06 for the same period in 2012. Basic and diluted net loss per share applicable to common stockholders was $0.42 in 2013, compared with a basic and diluted net income per share in 2012 of $0.27 and $0.26, respectively.

“Continued advancement of our global business led to 15 percent growth in test volume and 11 percent revenue growth in 2013,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Given the strength in our core business, the successful launch of our Oncotype DX® prostate cancer test, and recent international progress, we plan to accelerate our investment to further the clinical practice of genomic medicine in cancer.”

Additional Year-End and Fourth Quarter 2013 Financial Results

Total operating expenses for the fourth quarter of 2013 were $77.3 million, compared with total operating expenses of $58.4 million for the comparable period in 2012.

Cash and cash equivalents and short-term investments at December 31, 2013 were $105.4 million, compared with $99.1 million at December 31, 2012.

More than 85,500 Oncotype DX test results were delivered for the year ended December 31, 2013, an increase of 15 percent, compared with more than 74,520 test results delivered in 2012.  In the fourth quarter of 2013, more than 22,720 Oncotype DX test results were delivered, an increase of 21 percent, compared with more than 18,820 test results delivered in the same period in 2012.

2014 Financial Outlook

The company is providing the following financial guidance for the full-year ending December 31, 2014:

•                Total revenue of $278 to $286 million

•                Basic net loss between $0.95 per share and $0.75 per share

•                Oncotype DX tests delivered of 98,000 to 102,500

“Given the large prostate cancer opportunity, we are choosing to accelerate our investment to drive test volume while continuing to strategically invest in R&D programs for the long-term growth of the company,” said Dean Schorno, Chief Financial Officer of Genomic Health. “Our investment in the prostate cancer opportunity is the primary driver of the planned loss in 2014.”

Of note, included in basic net loss is our estimate of approximately $0.60 per share of stock compensation expense.

Recent Business Highlights:

International Commercial Progress

•                 Established breast cancer coverage for an additional 7.5 million lives through contracts with insurers in the Czech Republic, Mexico and Peru, bringing total covered lives outside the U.S. to more than 115 million.

•                 Received notice of allowance from the U.S. Patent Trade Office for patent claims related to the Oncotype DX prostate cancer test algorithm.

Pipeline, Presentations and Publications

•                 Announced an exclusive in-licensing agreement with Almac Group for technology and intellectual property to further develop a multi-gene test to predict benefit from DNA damage-based chemotherapy drugs.  Such a test would be particularly useful for high-risk breast cancer patients who are eligible for anthracycline chemotherapy based on their Oncotype DX score.

•                 Presented results from multiple studies at the 36th Annual CTRC-AACR San Antonio Breast Cancer Symposium reinforcing the unique value of the Oncotype DX test in early-stage breast cancer.

•                 Presented results from multiple Oncotype DX colon cancer studies at the 2014 American Society of Clinical Oncology Gastrointestinal Cancer (ASCO GI) Symposium.  Presentations highlighted the robust body of clinical evidence for the test and its real-life impact on patient and physician treatment decisions, underscoring the practice-changing value of the Oncotype DX colon cancer test.

•                 The Journal of Clinical Oncology published positive results from the third successful validation of the Oncotype DX colon cancer test in patients with stage II disease and the first validation study in patients with stage III disease.

Conference Call Details

To access the live conference call today, February 4, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from screening and surveillance, through diagnosis, treatment selection and monitoring.  Genomic Health’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease, and the Oncotype DX prostate cancer test, which predicts disease aggressiveness in men with low risk disease. As of December 31, 2013, more than 19,000 physicians in over 70 countries had ordered approximately 420,000 Oncotype DX tests.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s intent to invest in its business and the areas in which it expects to make such investments, including international expansion, its product pipeline, driving reimbursement for and adoption of its prostate  cancer test, full year 2014 financial guidance, including expectations regarding total revenue, the company’s basic net loss per share, and the number of test results delivered; the company’s expectations for the development of and utility its potential  test for anthracycline benefit; the company’s belief that it is positioned for diversification and significant growth; the company’s intent to invest in its business, the areas of investment and the expected results of those investments; the success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice; and the focus and attributes of the company’s product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s ability to increase usage of its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the company’s success retaining current contracts or levels of reimbursement coverage for its tests; the risks and uncertainties associated with regulation of the company’s tests by the FDA and other regulatory organizations; the company’s ability to compete against third parties; the company’s ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts;; the company’s ability to successfully commercialize its tests outside of the United States; the ability to obtain capital when needed; the company’s history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	Unaudited		Unaudited
REVENUES:
Product revenues	$67,060	$59,998	$259,192	$233,457
Contract revenues	1,759	429	2,403	1,716
Total revenues	68,819	60,427	261,595	235,173

OPERATING EXPENSES (1)(2):
Cost of product revenues	10,815	9,641	42,100	37,018
Research and development	24,144	13,329	66,333	49,104
Selling and marketing	29,016	23,896	110,602	93,553
General and administrative	13,340	11,546	54,392	47,064
Total operating expenses	77,315	58,412	273,427	226,739
Income (loss) from operations	(8,496)	2,015	(11,832)	8,434
Interest income	49	70	222	295
Impairment in investments	(643)	—	(643)	—
Other income (expense), net	(157)	54	(158)	(58)
Income (loss) before income taxes	(9,247)	2,139	(12,411)	8,671

Income tax expense	122	179	346	422
Net income (loss)	$(9,369)	$1,960	$(12,757)	$8,249
Basic net income (loss) per share	$(0.30)	$0.06	$(0.42)	$0.27
Diluted net income (loss) per share	$(0.30)	$0.06	$(0.42)	$0.26
Shares used in computing basic net income (loss) per share	30,908	30,602	30,512	30,326
Shares used in computing diluted net income (loss) per share	30,908	32,308	30,512	32,152

(1)         Included in operating expenses for the three months ended December 31, 2013 were non-cash charges of $6.1 million, including $4.6 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $5.8 million, including $4.3 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the twelve months ended December 31, 2013 were non-cash charges of $23.8 million, including $17.5 million of stock-based compensation expense and $6.3 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $20.6 million, including $15.1 million of stock-based compensation expense and $5.5 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31, 2013	As of December 31, 2012
	(Unaudited)	(1)
Cash and cash equivalents	$33,279	$18,005
Short-term marketable securities	72,071	81,060
Accounts receivable, net	29,446	22,253
Prepaid expenses and other current assets	10,196	8,891
Total current assets	144,992	130,209

Property and equipment, net	18,290	14,104
Other assets	13,752	9,421
Total assets	$177,034	$153,734

Accounts payable	$5,160	$4,881
Accrued expenses and other current liabilities	23,794	19,842
Deferred revenues	586	374
Other liabilities	2,513	2,311
Stockholders’ equity	144,981	126,326
Total liabilities and stockholders’ equity	$177,034	$153,734

(1)         The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.